                                   EXHIBIT 3.2
                                   -----------

                               OPERATING AGREEMENT

                                       OF

                                ASI GROUP, L.L.C.

         This Agreement is entered into and shall be effective as of the 19th day of October, 1998, by and among the persons executing this Agreement as Members, on the following terms and conditions.

                                    SECTION 1
                                    ---------
                                   DEFINITIONS
                                   -----------

         For purposes of this Agreement, unless the context clearly indicates otherwise, (i) all of the capitalized words in this Agreement shall have the meanings set forth in the Appendix and (ii) all non-capitalized words defined in the Act shall have the meanings set forth therein.

                                    SECTION 2
                                    ---------
                                    FORMATION
                                    ---------

         2.1 ORGANIZATION. The Members have authorized the formation of the Company as a Nevada Limited Liability Company pursuant to the provisions of the Act and have filed Articles of Organization with the Secretary of State of the State of Nevada.

         2.2 AGENT. The Agent for service of process upon the Company is Corporation Trust Company of Nevada whose address in the State of Nevada is One East First Street, Reno, Nevada 89501. The Members may, from time to time, change the Agent by filing appropriate documents with the Nevada Secretary of State. If the registered agent ceases to act as such for any reason the Members shall promptly designate a replacement Agent. The Members shall promptly file with the Nevada Secretary of State the documents required by the Act with respect to any change of the registered Agent or his address. If the Members shall fail to designate a replacement registered agent or if the Members or the Agent fail to file the appropriate notice of a change of agent or his address, any Member may designate a replacement Agent or file a notice of change of agent or his address.

         2.3 PRINCIPAL OFFICE. The principal office of the Company shall be located at: 3960 Howard Hughes Parkway, Suite 750, Las Vegas, Nevada 89109.

         2.4 PURPOSES. Except as provided by the Act, the Company may pursue any purpose or purposes for which individuals may lawfully associate themselves.

         2.5 TITLE TO PROPERTY. Title to all property contributed to or otherwise acquired by the Company shall be held in the name of the Company.


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

         2.6 TERM. The term of the Company shall be thirty (30) years from the date of filing of the Articles with the Secretary of State of Nevada unless the Company is earlier dissolved pursuant to the provisions of Section 13.

                                    SECTION 3
                                    ---------
                             ACCOUNTING AND RECORDS
                             ----------------------

         3.1 RECORDS TO BE MAINTAINED. The Company shall maintain the following records at its principal office:

         (a) A current list of the full names, in alphabetical order, and last known business or residence address of each Member;

         (b)      The Certificate Register;

         (d) Copies of the Articles, all amendments thereto, and executed copies of any powers of attorney pursuant to which the Articles or the amendments have been executed;

         (e) Copies of this Agreement, all amendments hereto, and executed copies of any powers of attorney pursuant to which this Agreement and such amendments have been executed;

         (f) Copies of the Company's federal, state, and local income tax returns and reports, for the three (3) most recent years;

         (g) Copies of any financial statements of the Company for the three (3) most recent years; and

         (f) Any other agreements or documents required by the Act or this Agreement.

         3.2 ACCOUNTS. The Company shall maintain at its principal office appropriate books and records, kept in accordance with generally accepted accounting principles on the cash method of accounting, and a record of the Capital Account for each Member and Assignee in accordance with Section 7 of this Agreement. Each Member shall have the right to inspect and copy any books and records of the Company during normal business hours.

         3.3 ANNUAL REPORTS. As soon and as often as reasonably practical, but in no event later than forty-five (45) days after the end of each Fiscal Year, the Company shall cause to be prepared and furnished to each Member:

         (a) The information necessary for the preparation by such Member its Federal, state and other income tax returns;


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

         (b) The amount in the Capital Account of such Member as of the last day of such Fiscal Year;

         (c) An income statement and balance sheet for the Company as of the last day of such Fiscal Year, which shall be prepared by a certified public accountant if timely requested in writing by any Member; and

         (d) Such other reports as the Company deems reasonably necessary for the Members to be advised of the current status of the Company and its business.

                                    SECTION 4
                                    ---------
                                   MANAGEMENT
                                   ----------

         4.1 MANAGEMENT. Control of the Company and all of its affairs shall be in the Members. Except as otherwise provided in this Agreement, Company business decisions may be made by any of the Members acting on behalf of the Company, subject to the terms and conditions hereof.

         4.2 MAJORITY VOTE. No Members shall have the authority to do any of the following on behalf of the Company to the extent not consistent with the then approved annual budget for the Company without the Majority Vote of the Members as set forth in Section 5.7 hereof:

         (a) Make, execute, or deliver any contract to sell, dispose, trade or exchange any of the Company's property, execute any note or mortgage or encumber any Company property;

         (b) Make, execute or deliver a lease, as lessor or lessee, of property;

         (c) Make, execute or deliver any contract for the purchase of any services, supplies and/or other property in an amount greater than One Hundred Thousand Dollars ($100.00); or

         (d) Make, execute, or deliver on behalf of the Company any bond, mortgage, guarantee, indemnity bond, surety bond, or accommodation paper or accommodation endorsement.

         4.3 UNANIMOUS VOTE. No Members shall have the authority to do any of the following on behalf of the Company without the unanimous Vote of the
Members:

         (a) Make, execute, or deliver any general assignments for the benefit of creditors;

         (b)      Dispose of the good will of the Company;


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

         (c) Do any act which would make it impossible to carry on the business of the Company;

         (d)      Confess a judgment against the Company; or

         (e) Assign, transfer, pledge, compromise, or release any claim of the Company except for full payment, or arbitrate, or consent to the arbitration of any of its disputes or controversies except as required by law.

         4.4 OTHER BUSINESS INTERESTS OF MEMBERS. Each Member may have other business interests and may engage in any other business, trade, or employment and shall not be obligated to devote more time and attention to the conduct of the business of the Company than shall be required for the supervision of the ownership, operation and management of the Company's business property.

                                    SECTION 5
                                    ---------
                                     MEMBERS
                                     -------

         5.1 LIABILITY OF MEMBERS. No Member shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

         5.2 REPRESENTATIONS AND WARRANTIES. Each Member hereby represents and warrants to each other Member that (a) the Member is acquiring the Units for the Member's own account as an investment and without an intent to distribute the Units, and (b) the Member acknowledges that the Units have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

         5.3 CONFLICTS OF INTEREST.

                  (a) A Member shall be entitled to enter into transactions that may be considered to be competitive with the business of the Company provided such Member fully discloses the material terms of such transaction to the other Members and the Company prior to entering into any such transaction. Neither the Company nor any Member shall have any right by virtue of this Agreement to share or participate in such other transactions. Notwithstanding the foregoing, Members shall account to the Company and hold as trustee for it any property, profit, or benefit derived by the Member, without the consent of the other Members, in the conduct and winding up of the Company business or from a use or appropriation by the Member of Company property including information developed exclusively for the Company and opportunities expressly offered to the Company.

                  (b) A Member does not violate a duty or obligation to the Company merely because the Member's conduct furthers the Member's own interest. A Member may lend money to and transact other business with the Company. The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because a Member, including a Managing Member, has a direct or indirect interest in the transaction if either the transaction is fair to the Company or disinterested Members, holding in the aggregate more than fifty percent (50%) of the Units held by all disinterested Members, knowing the material facts of the transaction and the Member's interest, authorize or ratify the transaction.

         5.4 MEETINGS OF MEMBERS. The Members shall meet annually on the first Monday of each May or at such other time as shall be determined by resolution of the Members, commencing with the year of 1999 for the purpose of transacting such business as may come before the meeting; provided, however, the failure to hold an annual meeting shall not be grounds for dissolution of the Company. Special meetings of the Members, for any purpose or purposes, may be called by any Member or Members holding at least twenty-five percent (25%) of the outstanding Units. The Members may designate, by Majority Vote, any place, either within or outside the State of Nevada, as the place of any meeting of the Members. If no designation is made the place of meeting shall be the principal office of the Company. Members may participate in any annual or special meeting through the use of any means of communication by which all of the Members may simultaneously hear each other during the meeting. A Member participating in a meeting by this means is deemed to be present in person at the meeting.

         5.5 NOTICE AND RECORD DATE OF MEETINGS. Except as otherwise provided herein, written notice stating the place, day and hour of a meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, to each Member entitled to Vote at such meeting. If mailed, such notice shall be deemed to be delivered two calendar days after being deposited in the United States mail, addressed to the Member at his address as it appears on the books of the Company, with postage thereon prepaid. Members may waive prior notice by attending the meeting or by executing a written waiver of notice before or after the meeting. The date on which notice of the meeting is mailed shall be the record date for such determination of Members entitled to notice of or to Vote at any meeting of Members.

         5.6 QUORUM. The Members owning a Majority of the Units in the Company represented in person or by proxy, shall constitute a quorum at any meeting of Members.

         5.7 VOTING. The Members shall have one Vote for each Unit owned by them with respect to all matters relating to the affairs of the Company. A Member may Vote in person or by a proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Member acting as Chairman of the meeting, before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.


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         5.8 ACTION BY MEMBERS WITHOUT A MEETING. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Members approving such action and delivered to the custodian of the Company's records for filing with the Company records. Unless an action requires unanimous approval, the written consent will be effective upon approval by Members holding the number of Units necessary to approve the action. Any action taken hereunder is effective when the Members holding the number of necessary Units have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

        5.9 WITHDRAWAL OF MEMBER. Each of the Members covenants not to withdraw as a Member or borrow against its Capital Account without the prior written consent of all of the other Members.

                                    SECTION 6
                                    ---------
                            CERTIFICATES OF OWNERSHIP
                            -------------------------

         6.1 CERTIFICATES. Certificates of Ownership representing Units in the Company will be in the form determined by the Members. Certificates of Ownership must be signed by all Members. All Certificates of Ownership must be consecutively numbered or otherwise identified. The name and address of the person to whom the Certificates of Ownership are issued, with the Capital Contribution and the number of Units it represents, must be entered in the Certificate Register of the Company. In case of a lost, destroyed or mutilated Certificate, a new one may be issued on the terms and indemnity to the Company as the Members may prescribe.

         6.2 CERTIFICATE REGISTER. Any and all changes in Members or their amount of capital contribution must be formalized by filing notice of the same with the Secretary of State by amendment of the Articles. The most recent filing of the Articles, as amended, will be deemed the Certificate of Register.

                                    SECTION 7
                                    ---------
                          CONTRIBUTIONS AND COMMITMENTS
                          -----------------------------

         7.1 INITIAL CAPITAL CONTRIBUTIONS. Each Member shall make initial capital contributions in cash in the amounts, and no later than the dates, set forth opposite that Member's name on Exhibit A. No Member shall be entitled to make any additional Capital Contributions.

         7.2 INTEREST; RETURN OF CAPITAL. No interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or be repaid any Capital Contribution except as provided in this Agreement. If a Member or Assignee is entitled to receive a return of a Capital Contribution, the Member or Assignee, as the case may be, shall not have the right to receive anything but cash in return of such Member's or Assignee's Capital Contribution.


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                                    SECTION 8
                                    ---------
                          ALLOCATIONS AND DISTRIBUTIONS
                          -----------------------------

         8.1 ALLOCATIONS OF PROFITS. After giving effect to the Regulatory and Curative Allocations, Profits shall be allocated as follows:

         (a) First, if any Member or Assignee has a deficit balance in his capital Account, then Profits shall be allocated in proportion to the deficit balances of their Capital Accounts until the Capital Accounts of all Members and Assignees have been increased to zero.

         (b) Second, Profits shall be allocated so that the Capital Accounts of the Members and Assignees are proportionate to their Unit ownership.

         (c) Thereafter, Profits shall be allocated in proportion to the Unit ownership.

         8.2 ALLOCATION OF LOSSES. After giving effect to the Regulatory and Curative Allocations, Losses shall be allocated as follows:

         (a) First, Losses shall be allocated among Members and Assignees with a positive balance in their Capital Accounts so that all the Capital Accounts are proportionate to the Unit ownership.

         (b) Second, Losses shall be allocated among the Members and Assignees with a positive balance in their Capital Accounts in proportion to their Unit ownership until all Capital Accounts have been reduced to zero.

         (c) Third, Losses shall be allocated among the Members and Assignees so that the deficit balance of their Capital Accounts are proportionate to their Unit ownership.

         (d) Thereafter, Losses shall be allocated in proportion to the Unit ownership.

         (e) Notwithstanding Section 8.2(c) and (d), losses shall not be allocated to a Member or Assignee to the extent that such allocation would cause such Member or Assignee to have an Adjusted Capital Account Deficit or would increase such Person's Adjusted Capital Account Deficit. Losses that are not allocated to a Member or Assignee by reason of the limitation in this Subsection shall be allocated to the Members or Assignees to whom this limitation does not apply in proportion to their Units.

         8.3 DISTRIBUTIONS. Distributions may be declared from time to time by a Majority Vote of the Members. Distributions in anticipation of a Dissolution Event or subsequent to a


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

Dissolution Event shall be made as provided in Section 13.3. All other Distributions shall be made in proportion to Unit ownership.

         8.4 ALLOCATIONS AND DISTRIBUTIONS TO NEW MEMBERS AND ASSIGNEES. If Units are transferred or if additional Units are issued to a new Member during any Fiscal Year, Profits and Losses, for the Fiscal Year shall be allocated to the Assignee or the new or Substitute Member in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the other Members. All Distributions on or before the date of a Transfer shall be made to the transferor, and all Distributions thereafter shall be made to the transferee. If a Transfer does not comply with the provisions of Section 10 of this Agreement, then any Distributions shall be allocated to the Person who attempted to make the Transfer.

                                    SECTION 9
                                    ---------
                                      TAXES
                                      -----

         9.1 METHOD OF ACCOUNTING FOR TAX PURPOSES. The records of the Company shall be maintained on the cash method of accounting for federal income tax purposes.

         9.2 TAX MATTERS MEMBER. Andre K. Agassi shall initially be designated as the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code. Mr. Agassi shall take such actions as are necessary to cause each other Member and Assignee to become a "notice partner" within the meaning of
Section 6223 of the Code. Mr. Agassi shall not take any action contemplated by Sections 6223 through 6229 of the Code without the approval by a Majority Vote of the Members.

                                   SECTION 10
                                   ----------
                                TRANSFER OF UNITS
                                -----------------

         10.1 PROHIBITION OF TRANSFER. Each Member acknowledges and agrees that each, in his/her capacity as a Member, each Member has unique knowledge, skills, expertise and talents which can be useful and beneficial to the Company and are vital to the success of the Company. Therefore, notwithstanding anything to the contrary contained herein, no Member shall have the right to sell, assign or transfer all or any portion of its Units to any person (other than to a Member or an Affiliate of a Member as provided herein) until the third anniversary hereof.

         10.2 REQUIRED TRANSFER.

         (a) RIGHT OF FIRST REFUSAL. Subject to SECTION 10.1, a Member or Assignee desiring to sell all or any portion of his Units to a Person other than another Member shall first obtain from such Person a bona fide written offer to purchase the Units, stating the terms and conditions upon which the purchase is to be made and the consideration offered (the "Offer"). The recipient of the Offer (the "Offeree") must notify the remaining Members of his intention to sell, furnishing a copy of the Offer to those Members.


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

         (b) The remaining Members on a basis pro rata to the Unit ownership of those remaining Members exercising their right of first refusal, each have the right to purchase all (but not less than all) of the Units proposed to be sold upon the same terms and conditions stated in the Offer by notifying the Offeree of their intention to do so within thirty (30) days after notice from the Offeree. If none of the remaining Members notify the Offeree of an intention to exercise this right of first refusal within the thirty (30) day period, the right of first refusal regarding the Offer terminates and the Offeree shall be entitled to sell his Units, provided that the sale is (i) on substantially the same terms as the Offer and (ii) consummated within forty-five (45) days of the expiration of the right of first refusal. If one or more of the remaining Members give written notice to the Offeree of their intention to exercise this right of first refusal and to purchase all of the Offeree's Units on the terms and conditions stated in the offer, the remaining Members shall have the right to designate the time, date and place of closing, provided that the date of closing shall be within forty-five (45) days after receipt of the notification from the Offeree.

         (c) Any purported Transfer of Units subject to this SECTION 10.2 and not in compliance with this SECTION 10.2 shall be null and void.

         10.3 EFFECTIVE DATE OF TRANSFER. A Transfer of Units hereunder shall not be effective until the latest to occur of the following to the extent applicable:

         (a) Any proposed Transfer that is a sale to a third party subject to SECTION 10.2 shall not be effective unless and until the requirements of SECTION 10.2 have been satisfied.

         (b) Any proposed Transfer of Units which is not subject to SECTION 10.2, shall not be effective unless and until notice (including the name and address of the proposed transferee and the date of the proposed Transfer) has been provided to the Company and the other Members.

         (c) No Transfer of Units shall be effective unless and until the transferee has complied with SECTION 10.4.

         (d) Any transfer of Units shall be deemed effective as of the last day of the calendar month in which the last of the conditions specified in this SECTION 10.3 is satisfied.

         10.3 EFFECTIVE DATE OF TRANSFER. A Transfer of Units hereunder shall not be effective until the latest to occur of the following to the extent applicable:

         (a) Any proposed Transfer that is a sale to a third party subject to Section 10.2 shall not be effective unless and until the requirements of Section 10.2 have been satisfied.


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

         (b) Any proposed Transfer of Units which is not subject to Section 10.2, shall not be effective unless and until notice (including the name and address of the proposed transferee and the date of the proposed Transfer) has been provided to the Company and the other Members.

         (c) No Transfer of Units shall be effective unless and until the transferee has complied with Section 10.4.

         (d) Any transfer of Units shall be deemed effective as of the last day of the calendar month in which the last of the conditions specified in this Section 10.3 is satisfied.

         10.4 REQUIREMENTS FOR EFFECTIVENESS OF TRANSFER. As a condition to recognizing the effectiveness of any proposed Transfer of Units, the remaining Members may require the transferor and/or the proposed transferee, to execute instruments of transfer, assignment and assumption and other documents, and to perform all other acts which the remaining members may deem necessary or desirable to:

         (a)      Constitute such transferee, as an Assignee or a Substitute
                  Member;

         (b) Confirm that the Person acquiring Units, or being admitted as a Member, has agreed to be subject to and bound by this Agreement, as it may be further amended, regardless of whether the Person is to be admitted as a Substitute Member or will merely be an Assignee;

         (c) Preserve the Company's status under the laws of each jurisdiction in which the Company is qualified, organized or does business after the Transfer;

         (d) Maintain the Company's classification as a partnership for federal income tax purposes; and

         (e) Assure compliance with any applicable state and federal laws including securities laws and regulations.

         10.5 ADMISSION OF A TRANSFEREE AS A MEMBER. A transferee of Units shall be admitted as a Member with respect thereto if the transferee (a) complies with
Section 10.3 and (b) is (i) a Member, (ii) a Related Person with respect to the Transferring Member, or (iii) unanimously approved as a Substitute Member by the non-transferring Members.

         10.6 TRANSFER TO A PERSON NOT ADMITTED AS A MEMBER. Notwithstanding anything contained in this Agreement to the contrary, any transferee of Units shall be an Assignee and have no right to participate in the management of the business and affairs of the Company. Upon the Transfer of all of a Member's Units to an Assignee who is not admitted as a Member, the Company shall purchase from the transferring Member, and the transferring Member shall sell to the Company for a purchase price of $100.00, all remaining rights and interests retained by the transferring Member associated with the transferred Units.

         10.7 ACKNOWLEDGMENT. Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 10 in view of the purposes of the Company and the relationship of the Member.

                                   SECTION 11
                                   ----------
                               ADDITIONAL MEMBERS
                               ------------------

         The Members, by their unanimous consent, may make a Person a Member by the Company issuing Units for such consideration as the Members by unanimous consent determine. In such event, Exhibit A to this Agreement shall be amended to reflect the issuance of Additional Units and the New Members shall execute such documents as shall be required to reflect their acquisition of Units in the Company and their agreement to be bound by the terms of the Articles and this Agreement.

                                   SECTION 12
                                   ----------
                            DISSOCIATION OF A MEMBER
                            ------------------------

         12.1 DISSOCIATION. A Person ceases to be a Member upon the happening of any of the following events:

         (a) The withdrawal of a Member (unless all of the other Members have consented to the withdrawal, the withdrawing Member will be liable for damages pursuant to Section 5.9);

         (b)      A Member becoming a Bankrupt Member;

         (c) In the case of a Member who is a natural person, the adjudication of incompetency or death of the Member;

         (d) In the case of a Member who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee);

         (e) In the case of a Member that is an organization other than a corporation, the dissolution and commencement of winding up of the separate organization;

         (f) In the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter if not reinstated within ninety (90) days; or

         (g) In the case of a Member that is an estate, the distribution by the fiduciary of the estate's Units.

         12.2 RIGHTS OF DISSOCIATION MEMBER. In the event any Member dissociates prior to the dissolution and winding up of the Company:

         (a) If the Dissociation causes a dissolution and winding up of the Company under Section 13 of this Agreement, the Member shall be entitled to participate in the winding up of the Company to the same extent as any other Member, except that any Distributions to which the Member would have been entitled shall be reduced by the damages sustained by the Company as a result of the dissolution and winding up; and

         (b) If the Dissociation does not cause a dissolution and winding up of the Company under Section 13 of this Agreement, the dissociated Person shall have no right to compel a liquidation of his Units and he shall thereafter hold Units as an Assignee. In such event, first the Company and then the remaining Members shall have the option to purchase and upon the exercise of the option, the dissociated Person (or its or his estate or legal representative as the case may be) shall be required to sell all and not less than all of the Units owned by such Person (or its or his estate or legal representative as the case may be). The remaining Members shall have the right to purchase such Units which the Company does not elect to purchase.

                  (i) The Company and the Members shall exercise their respective options to purchase by sending written notice to that effect within ninety (90) days after the date of the Dissociation. If the Company does not exercise its right of purchase within sixty (60) days of the start of such option period, the Members shall then have the balance of such option period to exercise their purchase rights.

                  (ii) Within thirty (30) days of the expiration of the option periods as specified above, the closing related to the purchase of such dissociated Person's Units shall occur. At the time of the closing, the Company or the remaining Members shall purchase such dissociated Person's Units by delivering twenty percent (20%) of the purchase price for said Units in cash or check to the dissociated Person (or its or his estate or legal representative as the case may
                           be), and the balance shall be evidence by the promissory note of the respective purchaser of purchasers. Such promissory note shall provide for four (4) equal annual installments of principal, plus accrued simple interest on the outstanding principal balance at an annual rate of interest equal to the prime rate, and all installments of principal plus accrued interest shall be paid on the fifth (5th) anniversary date of the initial down payment to such dissociated Person (or its or his estate or legal representative as the case may be). Each promissory note may be prepaid in whole or in part without premium or penalty. At the time of the closing, the dissociated Member (or its or his estate or legal representative as the case may be) shall execute and deliver to the purchaser all such instruments as shall be necessary to transfer title to the Units, free of all liens, charges or encumbrances, except as specifically contemplated hereby.

                  (iii) The purchase price for Units in the event of the dissociation of a Member shall be the fair market value of such Units as of the last business day of the month immediately preceding the month in which the Dissociation occurs. Such fair market value shall be determined by the Company's certified public accountant. In computing such fair market value, the accountant shall consider amount other factors the following:

                           (A) the fair market value of all assets (rather than their respective depreciated values as shown on the books and records of the Company).

                           (B) all taxes and assessments, including federal and state income taxes, which shall be considered liabilities; and

                           (C)      all other actual or contingent liabilities.

                                   SECTION 13
                                   ----------
                           DISSOLUTION AND WINDING UP
                           --------------------------

         13.1 DISSOLUTION. Subject to the provisions of the Act, the Company shall be dissolved and its affairs wound up, upon the first to occur of the following events:

         (a) The expiration of the term of existence of the Company set forth in the Articles and this Agreement;

         (b)      The unanimous written consent of all of the Members;

         (c) The Dissociation of any Member, unless the business of the Company is continued with the unanimous written consent of the remaining Members within seventy-five (75) days after Dissociation;

         (d)      At any time that there cease to be two (2) or more Members;
                  and

         (e)      Upon entry of a decree of judicial dissolution.

         Upon the occurrence of any Event of Dissolution, a certificate of dissolution containing the information required by the Act shall be delivered to the Nevada Secretary of State for filing.

         13.2 WINDING UP. Upon dissolution, the Members shall wind up all of the Company's affairs and proceed to liquidate all of the Company's assets as promptly as is consistent with obtaining their fair value. The Company's property and cash shall be distributed:

         (a) First, to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company;

         (b) Then Members and Assignees in accordance with positive Capital Account balances taking into account all Capital Account adjustments for the Company's taxable year in which the liquidation occurs. Liquidation proceeds shall be paid within sixty (60) days of the end of the Company's taxable year or, if later, within ninety (90) days after the date of liquidation. Such Distributions shall be in cash or property (which need not be distributed proportionately) or partly in both, as determined by a Majority of the Members.

         The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Except as otherwise provided herein, no dissolution or termination of the Company shall relieve, release, or discharge any Member, or any of his or its successors, assigns, heirs or legal representatives, from any previous breach or default of any obligations theretofore incurred or accrued under any provision of this Agreement, and any and all such liabilities, claims, demands, or causes of action arising from any such breaches or defaults shall survive such dissolution and termination. Each Member shall look solely to the assets of the Company for the return of its or his Capital Account. If the Company's property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Account of each Member, such Member shall have no recourse against any other Member.

                                   SECTION 14
                                   ----------
                                 INDEMNIFICATION
                                 ---------------

         14.1 GENERAL. (a) The Company shall indemnify the Members and its and their agents for all costs, losses, liabilities, and damages paid or accrued by such Member, or agent in connection with the business of the Company, to the fullest extent provided or allowed by the laws of the state of Nevada.

         (b) The Company shall indemnify any Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (excluding actions by or in the right of the

Company) and whether formal or informal, by reason of the fact that the Person is or was a Member of the Company, who, while a Member of the Company, is or was serving at the request of the Company as a director, officer, partner, member, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, business association, employee benefit plan or other enterprise, whether for profit or not, against expenses (including counsel fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred in accordance with such action, suit or proceeding, if the Person acted in good faith and in a manner reasonably believed by the Person to have been, in the case of conduct taken as a Member, in the best interest of the Company and in all other cases, not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, either the Person had no reasonable cause to believe such conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not meet the prescribed standard of conduct. The Company may also, with the consent of a Majority of the Members, indemnify any Assignee or employee or agent of the Company who is not a Member in the manner and to the extent that it shall indemnify Members pursuant to this Section.

         14.2 AUTHORIZATION. To the extent that a Member has been successful in the defense of any action, suit or proceeding referred to in Section 14.1, on the merits or otherwise, or in the defense of any claim, issue or other matter therein, the Company shall indemnify such Person against expenses (including counsel fees) actually and reasonably incurred by the Person. Any other indemnification under Section 14.1 shall be made by the Company only as authorized in the specific case, upon a determination that indemnification of the Member, employee or agent is permissible in the circumstances because the Person has met the applicable standard of conduct. Such determination may be made by either: (a) a Majority of the Members who are not at the time parties to such action, suit or proceeding; or (b) a written opinion authored by independent legal counsel.

         14.3 RELIANCE ON INFORMATION. For purposes of any determination under
Section 14.1, a Person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 14.1 if the action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (a) one or more Members, officers or employees of the Company or another enterprise whom the Person reasonably believes to be reliable and competent in the matters presented; (b) legal counsel, public accountants, appraisers or other Persons as to matters reasonably believed to be within the Person's professional or expert competence; or (c) the board of directors or other governing body of another entity, employee benefit plan or other enterprise of which such Person is or was serving at the request of the Company as a director, officer, partner, member, trustee, employee or agent. The provisions of this Section 14.3 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in
Section 14.1.

         14.4 ADVANCEMENT OF EXPENSES. Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the Company in advance of the final disposition of the action, suit or proceeding, as authorized in the specific case in the same manner described in Section 14.2, upon receipt of a written affirmation of the Member, employee or agent's good faith belief that such Person has met the standard of conduct described in Section 14.1 and upon receipt of a written undertaking by or on behalf of the Person to repay such amount if it shall ultimately be determined that the Person did not meet the standard of conduct, and a determination is made that the facts then known to those making the determination shall not preclude indemnification under this Section.

         14.5 NON-EXCLUSIVE PROVISIONS; VESTING. The indemnification provided by this Section is not exclusive of any other rights to which a Person seeking indemnification may be entitled. The right of any Person to indemnification under this Section shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 14.1 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions.

         14.6 DEFINITIONS. For purposes of this Section, serving an employee benefit plan at the request of the Company shall include any service as a director, officer, employee or agent of an entity which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A Person who acted in good faith and in a manner reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the Company" referred to in this Section. For purposes of this Section, "party" includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

                                   SECTION 15
                                   ----------
                            MISCELLANEOUS PROVISIONS
                            ------------------------

         15.1 ENTIRE AGREEMENT. This Agreement and the Articles represent the entire agreement among all the Members.

         15.2 AMENDMENT OR MODIFICATION OF THIS AGREEMENT. This Agreement may be amended or modified from time to time only by a written instrument approved by a Majority Vote of the Members, except that any amendment that would (i) increase the amount of Capital Contributions required of a Member or accelerate the dates for payment of any required Capital Contribution, (ii) impose an additional liability on any Member, or (iii) modify Section 8.5, 13.3 or this Section 15.2, shall require the unanimous consent of the Members.

         15.3 NO PARTNERSHIP INTENDED FOR NON-TAX PURPOSES. The Members have formed the Company pursuant to the Act, and expressly do not intend to form a partnership or a limited partnership. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

         15.4 RIGHTS OF CREDITORS AND THIRD PARTIES UNDER THIS AGREEMENT. This Agreement is entered into among the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

         15.5 NOTICE. All notices required or permitted by this Agreement shall be in writing. Notice to the Company shall be given to its principal office or personally delivered to the custodian of the Company's records. Notice to a Member or Assignee shall be given or personally delivered to the Member or Assignee at the address on Exhibit A as amended from time to time unless such Member or Assignee has notified the Company in writing of a different address.

         15.6 SEVERABILITY. Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement is illegal or invalid for any reason, the illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

         15.7 WAIVER OF ACTION FOR PARTITION. Each Member irrevocably waives during the term of the Company any right that he or she may have to maintain any action for partition with respect to the property of the Company.

         15.8 NUMBER AND GENDER. All provisions and references to gender shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

         15.9 BINDING EFFECT. Except as otherwise provided in this Agreement, every covenant, term and provision of this agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors and assigns.

         15.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all such parties executed the same document. All such counterparts shall constitute one agreement.

         15.11 NEVADA LAW CONTROLLING. The laws of the State of Nevada, including the Act, shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

         15.12 REPRESENTATION. Each party hereby represents and covenants that each has had the opportunity to consult with their independent attorney(s) and/or tax advisors prior to the execution of this Agreement.

                                   SECTION 16
                                   ----------
                                   ARBITRATION
                                   -----------

         Any dispute arising out of, relating to this Agreement, a breach hereof, or the operation of the business of the Company, shall be settled by arbitration in Las Vegas, Nevada, in accordance with the rules of the American Arbitration Association then existing, provided the discovery as provided for under the Nevada Rules of Civil Procedure shall be available to all parties to the arbitration. This Agreement to arbitrate shall be specifically enforceable and the arbitration award shall be final and judgment may be entered upon it in any court having jurisdiction over the subject matter of the dispute.

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.



-------------------------------
Andre K. Agassi

SUNBELT COMMUNICATIONS COMPANY


By
   ------------------------------
     Name:  James Earl Rogers
     Title:    President


-------------------------------
Perry Craig Rogers


                                      INITIAL CAPITAL        NUMBER OF UNITS OF
                                      ---------------        ------------------
        MEMBER                    CONTRIBUTIONS AND VALUE          INTEREST
        ------                    -----------------------          --------


        Andre K. Agassi                 $1,200,000                    48



        Sunbelt Communications          $1,200,000                    48
           Company



        Perry Craig Rogers               $100,000                     4

                                    APPENDIX
                                    --------

         "Act" means the Nevada Statutes, Chapter 86, Sections 86.011-86.571, as amended from time to time.

         "Adjusted Capital Account Deficit" of a Member or Assignee means the deficit balance, if any, in a Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

         (i) Increase such Capital Account by any amounts which such Person is obligated to restore to the Company pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations or is deemed to be obligated to restore pursuant to the next to the last sentence of Section 1.704-2(g)(1) of the Regulations or the next to the last sentence of Section 1.704-2(i)(5) of the Regulations;

         (ii) Decrease such Capital Account by the amount of the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Regulations.

         The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

         "Agent" means the agent designated by the Company from time to time for service of process pursuant to Section 86.231 of the Act.

         "Agreement" means this Operating Agreement as amended from time to time.

         "Articles" means the Articles of Organization of the Company as properly adopted and amended from time to time by the Members and filed with the Nevada Secretary of State pursuant to the Act.

         "Assignee" means an assignee of units who is not a Member at the time of the assignment and is not admitted as a Substitute Member.

         "Bankrupt Member" means a Member who: (i) has become the subject of a decree or order for relief under any bankruptcy, insolvency or similar law affecting creditors' rights now existing or hereafter in effect; or (ii) has initiated, either in an original proceeding or by way of answer in any state insolvency or receivership proceeding, an action for liquidation, arrangement, composition, readjustment, dissolution, or similar relief.

         "Capital Account" means the amount of cash and fair market value of services or property (net of any liabilities secured by contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) that a Member or Assignee has contributed to the Company as Capital Contributions pursuant to Section 7 hereof, adjusted as follows:

         (i) The Capital Account shall be increased by all Profits allocated to such Person pursuant to Section 8 hereof.

         (ii) The Capital Account shall be decreased by (a) the amount of cash and the fair market value of all property distributed to such Person by the Company (net of liabilities securing such distributed property that such Person is considered to assume or take subject to under Section 752 of the Code) and (b) all Losses allocated to such Person pursuant to Section 8 hereof.

         (iii) The Capital Account shall be credited in the case of an increase or debited in the case of a decrease to reflect such Person's allocable share of any adjustment to the adjusted basis of Company assets pursuant to Section 734(b) of the Code to the extent provided by Section 1.704-1(b)(2)(iv)(m) of the Regulations.

         (iv) The Capital Account shall be adjusted in any other manner required by Section 1.704-1(b)(2)(iv) of the Regulations or otherwise, in order to be deemed properly maintained for federal income tax purposes.

         (v)      Capital Accounts shall not bear interest.

         (vi) The transferee of Units shall succeed to the Capital Account attributable to the Units transferred.

         "Capital Contribution" means any contribution of cash, property or services to the Company made by or on behalf of a Member or Assignee pursuant to
Section 7 hereof.

         "Certificate Register" means the records required to be maintained by the Company pursuant to Section 6 regarding Unit ownership.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Company" means the limited liability company organized pursuant to the Articles and this Agreement, and any successor limited liability company.

         "Company Minimum Gain" means the aggregate amounts of gain which would be realized by the Company if it disposed of all property subject to Nonrecourse Liabilities in full satisfaction of such liabilities. Such amounts shall be calculated as described in Section 1.704-2(d)(1) of the Regulations.

         "Curative Allocations" means the following allocations of income, gain, loss or deduction. To the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of company income, gain, loss, or deduction pursuant to this Section. Therefore, notwithstanding any other provision of Section 8 (other than the Regulatory Allocations), such offsetting allocations of income, gain, loss or deduction in whatever manner the Members determine appropriate so that, after such offsetting allocations are made, each Capital Account balance is, to the extent possible, equal to the Capital Account balance such Person would have had if the Regulatory Allocations were not part of this Agreement. In exercising their discretion hereunder, the Members shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

         "Distribution" means a transfer of cash or property to a Member or Assignee on account of Units as described in Section 8 hereof.

         "Dissociation" means any action which causes a Person to cease being a Member as described in Section 12 hereof.

         "Dissolution Event" means an event, the occurrence of which will result in the dissolution of the Company under Section 13 hereof.

         "Fiscal Year" means the taxable year of the Company.

         "Majority Vote" means, at any given time, Members voting affirmatively on a matter holding in the aggregate more than fifty-one percent (51%) of the outstanding Units held by such Members voting thereon.

         "Member" means any Person who has signed this Agreement as a Member or who is hereafter admitted as a Member of the Company pursuant to this Agreement.

         "Member Nonrecourse Debt" has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

         "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

         "Member Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(i)(1) and (2) of the Regulations.

         "Nonrecourse Liability" means any Company Liability (or portion thereof) for which no Member or Assignee bears the economic risk of loss as determined in accordance with Sections 1.704,-2(b)(3) and 1.752-1(a)(2) of the Regulations (without regard to whether those Sections apply to such liability).

         "Person" means a natural person, trust, estate, partnership, limited liability company or any incorporated or unincorporated organization, association, or entity.

         "Proceeding" means any judicial or administrative trial, hearing or other activity, civil, criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other person subject to the jurisdiction of such court, arbitrator, or governmental agency.

         "Profits" and "Losses" for any Fiscal Year means the net income or net loss of the Company for such Fiscal Year or fraction thereof, as determined for federal income tax purposes in accordance with the accounting method used by the Company for federal income tax purposes adjusted as follows:

         (i) Tax-exempt income as described in Section 705(a)(1)(B) of the Code realized by the Company during such fiscal year shall be taken into account as if it income;

         (ii) Expenditures of the Company described in Section 705(a)(2)(B) of the Code for such year, including items treated under
                  Section 1.704-1(b)(2)(iv)(i) of the Regulations as items described in Section 705(a)(2)(B) of the Code, shall be taken into account as if they were deductible items;

         (iii) Items that are specially allocated shall not be taken into account;

         (iv) With respect to property (other than money) which has been contributed to the capital of the Company, Profit and Loss shall be computed in accordance with the provisions of Section 1.704-1(b)(2)(iv)(g) of the Regulations by computing depreciation, amortization, gain or loss upon the fair market value of such property on the books of the Company;

         (v) With respect to any property of the Company which has been revalued as required or permitted by the Regulations under
                  Section 704(b) of the Code, Profit or Loss shall be determined based upon the fair market value of such property as determined in such revaluation;

         (vi) The difference between the adjusted basis for federal income tax purposes and the fair market value of any asset of the Company shall be treated as gain or loss from the disposition of such asset in the event (i) any new or existing Member acquires an additional interest in the Company in exchange for a contribution to capital of the Company; or (ii) such asset of the Company is distributed to a Member pursuant to

                  Section 8.3 or as consideration for a reduction of such Member's interest in the Company or in liquidation of such interest as defined in Section 1.704-l(b)(2)(ii)(g) of the Regulations; and

         (vii) Interest paid on loans made to the Company by a Member and salaries, fees and other compensation paid to any Member shall be deducted in computing Profit and Loss.



         "Property" means real or personal, tangible or intangible, including money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

         "Regulations" except where the context indicates otherwise, means the permanent, temporary, proposed, or proposed and temporary regulations of Department of the Treasury under the Code as such regulations may be changed from time to time.

         "Regulatory Allocations" means the following allocations of income, gain, loss and deductions which shall be made in the following order:

         (a) MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member and Assignee shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person's share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member and Assignee pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

         (b) MEMBER MINIMUM GAIN CHARGEBACK. Except as otherwise provided in
Section 1.704-1(i)(4) of the Regulations, if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member and Assignee who has a share of the Member Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person's share of the net decrease in Member Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member and Assignee pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This definition is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

         (c) QUALIFIED INCOME OFFSET. If any Member or Assignee receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations that causes such Person to have an Adjusted Capital Account Deficit as of the end of any Fiscal Year or increases such Person's Adjusted Capital Account Deficit, gross income and gain shall be allocated to such Member or Assignee, in an amount and manner sufficient to eliminate such deficit as quickly as possible in accordance with
Section 1.704-1(b)(2)(ii)(d) of the Regulations. Any such allocation of gross income or gain pursuant to this paragraph shall be in proportion to the amounts of the Adjusted Capital Account Deficits. This definition is intended to constitute a "qualified income offset" within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Regulations.

         (d) NON-RECOURSE DEDUCTIONS. Nonrecourse Deductions for any Fiscal Year shall be specially allocated in proportion to Unit ownership.

         (e) MEMBER NONRECOURSE DEDUCTIONS. Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members or Assignees who bear the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with
Section 1.704-2(i)(1) of the Regulations.

         (f) TAX ALLOCATIONS. For income tax purposes, any item of income, gain, deduction, or loss with respect to any property (other than money) that has been contributed by a Member or Assignee to the capital of the Company and which is required to be allocated to Members and Assignees for income tax purposes under
Section 704(c) of the Code so as to take into account the variation between the tax basis of such property and its fair market value at the time of its contribution, shall be allocated to the Members and Assignees for income tax purposes in the manner required by Section 1.704-1(b)(2)(iv)(g) of the Regulations. If the Capital Accounts are required to be adjusted pursuant to
Section 1.704-1(b)(2)(iv)(f) or (g) of the Regulations with respect to a revaluation of any asset of the Company, subsequent allocations of income, gain, loss, and deduction, including without limitation depreciation or deductions for cost recovery with respect to such asset, shall take account of any variation between the then existing adjusted basis of such asset for federal income tax purposes and the fair market value of such asset as required by Section 1.704-1(b)(2)(iv)(g) of the Regulations.

         "Related Person" means a Person having a relationship to a Member that is described in Section 1.752-4(b) of the Regulations, provided that trustees shall be treated as Related Persons only if the only beneficiaries thereof are Members or members of the families thereof as defined in Code Section 267(c)(4).

         "Substitute Member" means an Assignee who is admitted as a Member.

         "Transfer" means any transference of Units, sale, gift, assignment, pledge, granting of a security interest or other disposition, including any disposition by operation of law.

         "Unit" means a fractional share of the membership interest of a Member or an Assignee in the Company, the numerator of which is one (1) and the denominator of which is the total number of Units outstanding from time to time. As of the date of this Agreement, the Company has 100 Units outstanding. The number of Units initially issued to each Member in exchange for their Initial Capital Contribution is set forth on Exhibit A which shall be amended in the event that the Company issues additional units or acquires any outstanding Units.

         "Vote" means each Member's voting rights as provided for in Section 5.7 of this Agreement.